Exhibit 10.1
FIRST SUPPLEMENTAL INDENTURE
     This First Supplemental Indenture (this “Supplemental Indenture”), dated as of February 28, 2011, is entered into by and between Terremark Worldwide, Inc., a Delaware corporation (the "Company”), and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture”), dated as of May 2, 2007, providing for the issuance of 6.625% Senior Convertible Notes due 2013 (the “Securities”);
     WHEREAS, pursuant to Section 9.2 of the Indenture, the Company, with the consent of the Trustee, may amend or supplement the Indenture or the Securities with the consent of the Holders of at least a majority in aggregate principal amount of the Securities outstanding;
     WHEREAS, pursuant to a consent solicitation statement and related consent form, each dated February 14, 2011 (collectively, the “Consent Documents”), the Company has solicited (the "Solicitation”) and obtained from the Holders of in excess of a majority in aggregate principal amount of the Securities outstanding such Holders’ consent to the Reporting Amendment (as defined below) to the Indenture in exchange for the right to receive, upon the terms and subject to the conditions set forth in the Consent Documents, a consent fee (the “Consent Fee”);
     WHEREAS, on January 27, 2011, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Verizon Communications Inc., a Delaware corporation (“Verizon”) and Verizon Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Verizon (the “Purchaser”);
     WHEREAS, pursuant to the Merger Agreement, on February 10, 2011, the Purchaser commenced an offer to purchase all of the outstanding shares (the “Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”) at a purchase price of $19.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase and the related letter of transmittal, each dated February 10, 2011 (each as may be amended or supplemented from time to time and collectively constituting the “Verizon Equity Offer”);
     WHEREAS, the Merger Agreement provides, among other things, that following the consummation of the Verizon Equity Offer and subject to certain conditions, the Purchaser will be merged with and into the Company (the “Merger”) with the Company being the surviving corporation, wholly-owned by Verizon, and that, as a result of the Merger, all of the then issued and outstanding Shares of the Company (subject to exceptions as provided in the Merger Agreement) will be automatically cancelled and converted into the right to receive an amount in cash equal to $19.00 per Share, without interest thereon and less any applicable withholding taxes (the “Merger Consideration”);

     WHEREAS, the Reporting Amendment will not become operative until the direct or indirect acquisition by Verizon of a majority of the Shares then outstanding determined on a fully-diluted basis (whether as a result of the consummation of the Verizon Equity Offer or the consummation of the Merger or both) (the “Verizon Acquisition”) and the satisfaction or waiver of the Consent Conditions (as defined in the Consent Documents); and
     WHEREAS, Section 10.12 of the Indenture provides, among other things, that in the case of any merger involving the Company which results in any reclassification of, or change in, the Company’s Common Stock (other than a change in name, or par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), the Company shall, as a condition precedent to such merger, execute with the Trustee a supplemental indenture providing that, at and after the effective time of such merger, the Holder of each Security then outstanding shall have the right to convert such Security into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such merger by a holder of the number of shares of Common Stock deliverable upon conversion of such Security immediately prior to such merger.
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Reporting Amendment. (a) Subject to Section 2(b) below, the Indenture is hereby amended as follows (such amendments collectively, the “Reporting Amendment”):
(i) The definition of “Rule 144A” contained in Section 1.1 of the Indenture is hereby deleted in its entirety.
(ii) The covenant contained in Section 4.3 “Rule 144A Information and Annual Reports” of the Indenture is hereby deleted in its entirety and replaced with the following: “[Reserved.]”.
               (b) The Reporting Amendment shall become operative immediately upon the provision by the Company to the Trustee of an Officers’ Certificate certifying that the Verizon Acquisition has been consummated and that the General Conditions (as defined in the Consent Documents) have either been satisfied or waived by the Company.
          3. Conversion of Securities into Merger Consideration. Following the effective time of the Merger (and subject to the consummation thereof), in accordance with Section 10.12 of the Indenture, and subject to and upon compliance with all other provisions of the Indenture, upon conversion by a Holder of each Security then outstanding, the Holder shall have the right to receive the Merger Consideration for each Share of Common Stock into which the Holder is entitled to convert such Security (after giving effect, if applicable, to any additional Shares of Common Stock that such Holder would have been entitled to receive if it converts its Securities during a Cash Payment Change of Control Conversion Period), and upon conversion of the Security by a Holder, the Company shall pay to such Holder cash in an amount equal to the amount such Holder would have received as Merger Consideration had such Holder converted its Securities at the Conversion Price in effect immediately prior to the Merger (after giving effect, if applicable, to any additional Shares of Common Stock that such Holder would have been entitled to receive if it converts its Securities during a Cash Payment Change of Control Conversion Period).

          4. Supplemental Indenture Effective Time. This First Supplemental Indenture will become effective and binding upon each of the Company, the Trustee and the Holders of the Securities as of the day and year first above written.
          5. No Other Amendments. Except as explicitly set forth in this Supplemental Indenture, the Indenture shall remain unmodified and in full force and effect.
          6. NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
          7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Facsimile signatures and other electronically scanned and transmitted signatures, including in portable document format (PDF), shall be deemed originals for all purposes of this Supplemental Indenture.
          8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
          9. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
          10. Severability. Any term or provision of this Supplemental Indenture that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Terremark Worldwide, Inc.
By:	/s/ Jose A. Segrera
	Name:	Jose A. Segrera
	Title:	Executive Vice President and Chief Financial Officer

Terremark — Supplemental Indenture

The Bank of New York Mellon Trust Company, N.A. as Trustee
By:	/s/ Craig A. Kaye
	Name:	Craig A. Kaye
	Title:	Vice President

Terremark — Supplemental Indenture